Exhibit 99.1

Contacts: Sunny Yu Public Relations 562-477-1608	Juan José Orellana Investor Relations 562-435-3666

MOLINA HEALTHCARE OF MICHIGAN SELECTED TO PARTICIPATE IN MICHIGAN

INTEGRATED CARE DEMONSTRATION PROGRAM

Program Aims to Improve Care Coordination for Individuals Dually Eligible for Medicare and Medicaid

DETROIT, MI (November 6, 2013) – Molina Healthcare, Inc. (NYSE: MOH) today announced that its health plan subsidiary, Molina Healthcare of Michigan, Inc., has been chosen to participate in Wayne and Macomb counties as part of the Michigan Demonstration Program to Integrate Care for Persons Eligible for Medicare and Medicaid (Demonstration). The Michigan Demonstration program is intended to improve care coordination for individuals enrolled in both Medicare and Medicaid.

The selection of Molina Healthcare of Michigan to participate in the Demonstration was made by the Michigan Department of Community Health (MDCH) pursuant to a request issued this past summer for proposals for qualified health plans to serve in the Demonstration. The commencement of the Demonstration is subject to the readiness review of the selected health plans, and the execution of a three-way agreement between each health plan, MDCH, and the Centers for Medicare and Medicaid Services (CMS). Enrollment for Wayne and Macomb counties is expected to begin on October 1, 2014.

“We are pleased to have been selected as one of the plans to manage the comprehensive supports and services of this population in Michigan,” said Stephen Harris, president of Molina Healthcare of Michigan. “We believe that the dual-eligible population will benefit from coordinated care, simplifying the management of these individuals’ health and improving their health outcomes.”

Molina Healthcare has many years of experience in coordinating care for individuals who are eligible for both Medicare and Medicaid. Molina Healthcare’s health plans in California, Illinois, Ohio and South Carolina were also selected to participate in dual-eligible demonstration projects expected to begin in those states in 2014.

Molina Healthcare of Michigan currently operates Medicaid and Medicare health plans with total membership of approximately 213,000 as of September 2013. Additionally, Molina Healthcare of Michigan is a certified Qualified Health Plan issuer on the Michigan Health Insurance Marketplace in the non-group health insurance market in Wayne, Oakland and Macomb counties.

About Molina Healthcare, Inc.

Molina Healthcare, Inc. (NYSE: MOH), a FORTUNE 500 company, provides quality and cost-effective Medicaid-related solutions to meet the health care needs of low-income families and individuals and to assist state agencies in their administration of the Medicaid program. The Company’s licensed health plans in California, Florida, Illinois, Michigan, New Mexico, Ohio, Texas, Utah, Washington, and Wisconsin currently serve approximately 1.9 million members, and its subsidiary, Molina Medicaid Solutions, provides business processing and information technology administrative services to Medicaid agencies in Idaho, Louisiana, Maine, New Jersey, and West Virginia, and drug rebate administration services in Florida. More information about Molina Healthcare is available at www.molinahealthcare.com.

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